UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                            ------------------------

                                    FORM 8-K

                            -----------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 22, 2002

                               FINISHMASTER, INC.
             (Exact name of registrant as specified in its charter)

                                     INDIANA
                 (State or other jurisdiction of incorporation)

         0-23222                                           38-2252096
(Commission File Number)                       (IRS Employer Identification No.)


                          54 Monument Circle, Suite 600
                           Indianapolis, Indiana 46204
               (Address of principal executive offices)(Zip Code)

       registrant's telephone number, including area code: (317) 237-3678

Item 5. Other Events.

     Effective July 22, 2002, Wes Dearbaugh resigned as President and Chief Operating Officer and as a member of the Board of Directors of the Registrant. On the same date, J.A. Lacy was elected by the Board of Directors to serve as President and Chief Operating Officer and as a member of the Board of Directors of the Registrant. Pursuant to General Instruction F, the press release issued July 22, 2002, concerning the Registrant's new President and Chief Operating Officer is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 7. Financial Statements and Exhibits.

          (c) Exhibits

               99 Press Release, dated July 22, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     /s/ Robert R. Millard
                                                     ---------------------------
                                                     Robert R. Millard,
                                                     Senior Vice President and
                                                     Chief Financial Officer
Dated: July 22, 2002.

                                                                      Exhibit 99


[Graphic Omitted]

FINISHMASTER
Automotive & Industrial Paint
--------------------------------------------
54 Monument Circle, 6th Fl., Indianapolis, IN 46204-2979 (317) 237-3678


          FinishMaster Names New President and Chief Operating Officer

INDIANAPOLIS, INDIANA, July 22, 2002 -- FinishMaster, Inc. (Nasdaq: FMST), the leading national independent distributor of automotive paints and related accessories, today announced that Wes Dearbaugh has resigned as President and Chief Operating Officer to spend more time with his family in Phoenix and that the Board of Directors has named J.A. Lacy President and Chief Operating Officer. Lacy was promoted from Senior Vice President of Operations. He replaces Dearbaugh, whose resignation was accepted by the Board. Dearbaugh previously had indicated his intention to relinquish the responsibilities of President and Chief Operating Officer and assume responsibilities consistent with his desire to spend more time with his family in Phoenix. Dearbaugh will provide transition support to Lacy through the end of the year and thereafter will remain with FinishMaster in a relationship focused on new business initiatives.

Dearbaugh explained his decision as based on both the Company's success and his personal circumstances: "When I moved to Indianapolis to lead FinishMaster, the Company was faced with the need to integrate its financial, operations and technology systems and to strengthen both its earnings statement and its balance sheet. We have achieved the integration, reduced debt and seen earnings grow. This is a good time for me to change my relationship with the Company so that I may spend more time with my family in Phoenix. J.A. has been the critical leader in the improvement of our operations, leading directly to stronger financial performance. He will be a strong successor to me as the Company continues to grow."

Andre B. Lacy, Chairman, noted the progress made by the Company under Dearbaugh's leadership: "Wes has moved the Company forward in terms of both increased earnings and balance sheet strength. While the Company continues to face challenges in its industry, Wes has helped position it for the next phase of its growth. This change will provide Wes with the opportunity to return to Phoenix and yet still work with and support J.A. and FinishMaster as they evaluate and pursue new ways to grow sales and strengthen financial results even further."

Michael Smith, Director and Chairman of the Board's Audit Committee, saw the transition as a natural event reflecting the Company's development: "Wes and J.A. have been partners in leading the Company over the last few years, with Wes increasingly focused on revenue and J.A. on operations. Coming from leading operations nationally, at a time when all companies are faced with the need to reduce costs while strengthening service, J.A. is a highly appropriate choice to succeed Wes, so that the Company's momentum is preserved."

Lacy assumed the President and Chief Operating Officer position effective with the decision of the Board to accept Dearbaugh's resignation from those positions, approve his move to other responsibilities and appoint Lacy as his successor. Following a period of transition during the remainder of 2002, Dearbaugh will assume responsibility for specific new business initiatives for FinishMaster, as well as continue to support its activities with large accounts and with potential acquisition partners.

FinishMaster is the leading national independent distributor of automotive paints, coatings, and related accessories to the automotive collision repair industry. FinishMaster is headquartered in Indianapolis, Indiana and operates three major distribution centers and 158 branches in 25 of the 35 largest metropolitan areas in the country.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ from those anticipated in such forward-looking statements. Please refer to the Company's cautionary statements contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.

For more information on FinishMaster via the Internet, visit FinishMaster's website at http://www.finishmaster.com/ or Corporate News on the Net page at http://www.businesswire.com/companyspecific/.

                                  # # # # # #

Contact: Robert R. Millard, FinishMaster, Inc., 317-237-3678 Ext.226